EXHIBIT 4.1


                    AMENDMENT TO LOAN AND SECURITY AGREEMENT


This AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of this 15 day of July 1999, between Coast Business Credit(R), a division of Southern Pacific Bank ("Coast") and Research, Incorporated ("Borrower"), is made in reference to the following facts:

                  Borrower previously entered into a Loan and Security Agreement with Coast dated December 17, 1998 (as the same may be amended, supplemented or modified from time to time, the "Loan Agreement").

                  As security for Borrower's obligations to Coast under the Loan Agreement, Borrower delivered to Coast a Mortgage and Security Agreement and Fixture Filing dated as of January 20, 1999 (the "Mortgage") with respect to certain improved real property with an address of 6425 Flying Cloud Drive, Eden Praire, Minnesota 55344 situated in Hennepin County (the "Property").

                  Borrower and Continental Property Group, Inc., a Minnesota corporation ("Buyer") are parties to that certain Purchase Agreement (the "Purchase Agreement") dated as of June 25, 1999 wherein Borrower agrees to sell to Buyer and Buyer agrees to purchase from Borrower the Property. As more fully set forth therein, the Purchase Agreement provides, among other things, as follows: (i) the purchase price for the Property shall be equal to Three Million Six Hundred Fifty Thousand Dollars ($3,650,000), subject to adjustment for taxes and assessments pertaining to the Property; (ii) the transfer of title to the Property from Borrower to Buyer (the "Real Estate Closing") shall occur no later than August 24, 1999; and (iii) concurrent with the Real Estate Closing, Borrower and Buyer shall enter into a lease (the "Lease") with respect to the Property wherein Buyer leases the Property to Borrower for a term of no less than five (5) years from the date of the Real Estate Closing.

NOW THEREFORE, in consideration of the foregoing recitals and the terms and conditions hereof, the parties do hereby agree as follows, effective as of the date set forth above:

         1. Definitions. Terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement.

         2. Real Estate Supplemental Loans. The Section of the Schedule entitled "SECTION 2. CREDIT FACILITIES," is hereby amended by adding a subsection (g) thereto as follows:


                  (g) Real Estate Supplemental Loans in minimum advances of One Thousand Dollars ($1,000) in an aggregate

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         outstanding principal amount not to exceed Seven Hundred Thousand
         Dollars ($700,000).

                           (1) Advances under the Real Estate Supplemental Loans
                  facility may be reborrowed once repaid.

                           (2) All outstanding principal and interest on the
                  Real Estate Supplemental Loans shall be due and payable on the earlier to occur of the following: (x) the date of the Real Estate Closing and (y) August 31, 1999.

                           (3) The Real Estate Supplemental Loans shall be
                  subject to the terms and conditions of a Secured Promissory
                  Note in form and substance satisfactory to Coast in its sole discretion.

         3. Sale of the Property; Application of Proceeds. Coast hereby consents to the sale of the Property pursuant to the Purchase Agreement. The proceeds of such sale shall be paid directly to Coast and shall be applied as follows: first, to the expenses and costs chargeable under the Loan Documents to Borrower or any guarantor of the Obligations; second, to outstanding principal and interest under the Real Estate Supplemental Loans facility; third, to outstanding principal and interest for the Real Estate Term Loan; and fourth, to outstanding principal and interest under the Inventory Loans facility and the Receivable Loans facility.

         4. Minimum Monthly Interest. Concurrently with the Real Estate Closing, the subsection entitled "Section 3.1 - Minimum Monthly Interest" of the section of the Schedule entitled "SECTION 3 - INTEREST AND FEES" shall be automatically amended by striking the phrase "fifty percent (50%)" therein and replacing it with "thirty-five percent (35%)."

         5. Conditions Precedent. The effectiveness of this Amendment is subject to Borrower's satisfaction of the following conditions:

         (a) Borrower shall have provided Coast with copies of the final, executed Purchase Agreement, the lease agreement between Buyer and Borrower, and any and all other documents and instruments executed or delivered in connection therewith, all of which shall be satisfactory to Coast in its sole discretion. Without limiting the generality of the foregoing, the term of the Lease shall extend beyond the last Business Day of the month three (3) years from the Closing Date.

         (b) Borrower shall execute and cause any applicable third parties and affiliates to execute any and all additional documents as requested by Coast in connection with this Amendment and to otherwise ensure the satisfaction of the Obligations, all in form and substance satisfactory to Coast in its sole discretion. Without limiting the generality of the foregoing, Borrower shall provide Coast with a landlord waiver executed by Buyer suitable for recordation in the real property records of Hennepin County, Minnesota and otherwise in form and substance satisfactory to Coast in its sole discretion.

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         (c) Coast shall have received an endorsement to the title insurance for the Mortgage, which endorsement shall insure that the Mortgage secures Coast's advances to Borrower under the Real Estate Supplemental Loans facility and shall otherwise be in form and substance satisfactory to Coast in its sole discretion.

         (d) No Event of Default shall have occurred and be continuing and Borrower shall be in full compliance with the terms and conditions of the Loan Agreement.

         6. Reconveyance. Coast hereby agrees to release the Mortgage concurrently with the indefeasible payment in full of all outstanding Obligations in connection with the Real Property Term Loan and the Real Property Supplemental Loans and payment of the Modification Fee as set forth below.

         7. Modification Fee. In consideration of this Amendment and the Real Estate Supplemental Loans made available by Coast to Borrower hereunder, and in addition to all other fees and charges, Borrower shall pay to Coast a modification fee of One Hundred Thirty Thousand Dollars ($130,000), which fee is fully earned as of the date hereof and shall be payable on the earlier to occur of the following: (a) the sale of the Property and (b) August 31, 1999.

         8. Reaffirmation. Except as modified by the terms herein, the Loan Agreement and the other Loan Documents remain in full force and effect. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Loan Agreement or documents related thereto, the terms and provisions of this Amendment shall govern.

         9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signatures.

         10. Governing Law. This Amendment shall be governed by and construed according to the laws of the State of California.

         11. Attorneys' Fees; Costs; Jury Trial Waiver. Borrower agrees to pay, on demand, all attorneys' fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled. Each of Coast and Borrower hereby waives its right to a jury trial in any such action or proceeding.

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                                       RESEARCH, INCORPORATED

                                       By:    /s/ Richard L. Grose
                                          ------------------------
                                       Title:     Treasurer
                                             ---------------------

                                       COAST BUSINESS CREDIT, a division
                                       of Southern Pacific Bank

                                       By:    /s/ Roger Schnurr
                                          ------------------------
                                       Title:     Vice President
                                             ---------------------

         The undersigned Guarantor hereby acknowledges and consents to the foregoing Amendment and confirms and agrees that the Guarantee executed by it in favor of Coast shall remain in full force and effect in accordance with its terms.

         Signed and delivered as of this 15 day of July, 1999.

RESEARCH INCORPORATION LIMITED

acting by:



/s/ Richard Grose                          /s/ Claude Johnson
-----------------                          ------------------
Richard Grose, Director                    Claude Johnson, Secretary